Exhibit 99.1

NEWS RELEASE	For Immediate Release

TUFCO TECHNOLOGIES, INC. ANNOUNCES SIGNIFICANT INCREASES
IN FISCAL YEAR 2004 THIRD QUARTER AND NINE MONTHS SALES

GREEN BAY, WI (August 5, 2004)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leader in providing diversified contract manufacturing, specialty printing services and business imaging products today announced that sales for its fiscal third quarter were $20.3 million, an increase of 42 percent over sales of $14.3 million for the 2003 fiscal third quarter. For the nine months ended June 30, 2004, sales were $53.5 million, an increase of 35 percent over the $39.6 million sales for the same period last year.

In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “A little over a year ago we announced we were losing significant contracts from a customer who had elected to take those products for their own manufacturing locations. We subsequently announced that we had significant new contracts from customers which would more than replace the lost contracts. The year to date performance reflects this, and future quarters should confirm the sustainability of this growth trend. During the third quarter, we started up several of these new projects, and completed the sequence of installing new projects which began last December. Our start-up costs on new projects during the third quarter were higher than the level we routinely experience from commercial production and were the direct result of the start-up of production on new projects. We are now through with our major start-ups and, thus, the fourth quarter profitability should show the benefit of operating in a stable, commercial mode without the burden of one time start-up costs.”

Net income was $323,000 ($.07 per share) for the 2004 fiscal third quarter compared to $370,000 ($.08 per share) for the corresponding period a year ago. For the nine months, net income for 2004 was $897,000 ($.20 per share) compared to $282,000 ($.06 per share) for 2003. For continuing operations for the nine months, income was $897,000 ($.20 per share) in 2004 and $747,000 ($.16 per share) in 2003. In fiscal 2003, the Company sold its Paint Sundries segment and results for that segment are reported as discontinued

operations. Per share amounts above reflect basic shares.

During the quarter, the Company also announced it had sold its thermal bond laminator. The sale price was $475,000. “We have received a $95,000 non-refundable deposit and, consistent with accounting principles for revenue recognition, will account for and report a gain of approximately $400,000 from this sale when it is completed early in fiscal 2005. The laminator sale is consistent with a key strategic focus for Tufco of manufacturing wipes products and we believe the floor space currently occupied by the thermal bond laminator will, once vacated, enable us to install more converting lines which will provide Tufco with greater financial returns than currently generated in that same plant space,” added LeCalsey.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.

This press release, including the discussion of the Company’s fiscal 2004 results in comparison to fiscal 2003, contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as cancellation of production agreements by significant customers, material increases in the cost of base paper stock, competition in the Company’s product areas, or an inability of management to successfully reduce operating expenses in relation to net sales without damaging the long-term direction of the Company. Therefore, the selected financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO Tufco Technologies, Inc. P. O. Box 23500 Green Bay, WI 54305-3500 (920) 336-0054 (920) 336-9041 (Fax)

Condensed Balance Sheets
(Amounts in 000’s)

	June 30,	September 30,
	2004	2003
ASSETS
Cash & Cash Equivalents	$268	$2,930
Accounts Receivable — Net	10,104	8,294
Inventories	9,166	3,891
Other Current Assets	819	904

Total Current Assets	20,357	16,019
Property, Plant and Equipment — Net	16,196	14,319
Goodwill — Net	7,212	7,212
Other Assets	388	476

Total	$44,153	$38,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of Long-Term Debt	$1,250	$250
Accounts Payable	4,583	1,829
Accrued Liabilities	2,382	1,906

Total Current Liabilities	8,215	3,985
Long-Term Debt — Less current portion	1,500	500
Deferred Income Taxes	53	53
Common Stock and Paid-in Capital	25,136	25,136
Retained Earnings	10,080	9,183
Treasury Stock	(831)	(831)

Total Stockholders’ Equity	34,385	33,488

Total	$44,153	$38,026

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2004	2003	2004	2003
Net Sales	$20,262	$14,271	$53,506	$39,595
Cost of Sales	18,463	11,918	48,268	34,202

Gross Profit	1,799	2,353	5,238	5,393
SG&A Expense	1,208	1,398	3,625	3,647
Employee Severance Costs	—	163	—	210
(Gain) Loss on Asset Sales	2	20	3	51

Operating Income	589	772	1,610	1,485
Interest Expense	(28)	(11)	(57)	(188)
Interest Income and Other Income (Expense)	5	(25)	13	(17)

Income Before Income Tax	566	736	1,566	1,280
Income Tax Expense	243	308	669	533

Income from Continuing Operations	323	428	897	747
Loss from Operations of Discontinued Segment — Net	—	(58)	—	(221)
Loss from Sale of Discontinued Operations — Net	—	—	—	(244)

Net Income (Loss)	$323	$370	$897	$282

Basic Earnings (Loss) Per Share:
Income from Continuing Operations	$0.07	$0.09	$0.20	$0.16
Loss from Operations of Discontinued Segment	—	(0.01)	—	(0.05)
Loss from Sale of Discontinued Operations	—	—	—	(0.05)

Net Income (Loss)	$0.07	$0.08	$0.20	$0.06
Diluted Earnings (Loss) Per Share:
Income from Continuing Operations	$0.07	$0.09	$0.19	$0.16
Loss from Operations of Discontinued Segment	—	(0.01)	—	(0.05)
Loss from Sale of Discontinued Operations	—	—	—	(0.05)

Net Income (Loss)	$0.07	$0.08	$0.19	$0.06
Weighted Average Common Shares Outstanding:
Basic	4,582,344	4,618,677	4,582,344	4,624,788
Diluted	4,618,659	4,642,847	4,604,431	4,634,286